Exhibit 4.2

iClick Interactive Asia Group Limited – Class A Ordinary Shares

(Incorporated under the laws of the Cayman Islands)

Number	Shares

Share Capital is US$100,000 divided into 100,000,000 shares comprising of

i) 80,000,000 Class A Ordinary Shares of a nominal or par value of US$0.001 each

ii) 20,000,000 Class B Ordinary Shares of a nominal or par value of US$0.001 each

THIS IS TO CERTIFY THAT                                     [Name of Shareholder]                                                                                       is the registered holder of                                     [No. of Shares]                                     Class A Ordinary Shares in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED for and on behalf of the Company on                                     by:

DIRECTOR